Exhibit 15.3

HAN KUN LAW OFFICES

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue , Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

 Beijing Shanghai Shenzh en Hong Kong

www.hankunlaw.com

April 3, 2018

To:	BeyondSpring Inc. (the "Company")
28 Liberty Street, 39th Floor
New York, New York 10005

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People's Republic of China to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2017 and any amendments thereto (the "Annual Report"). We hereby consent to the use and reference to our name and our opinions and views in the Annual Report.

We further consent to the filing of this letter as an exhibit to the Annual Report.

Sincerely yours,

/s/ Han Kun Law Offices
Han Kun Law Offices

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error. please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail. Thanks.